EXHIBIT 10.8

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT
THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 24, 2016 by and between HANNIE DEVELOPMENT, INC., a Louisiana business corporation (“Seller”), and SENIORS INVESTMENTS II, LLC a Delaware limited liability company (“Buyer”).
WHEREAS, Seller and Buyer previously entered into that certain Asset Purchase Agreement (as amended from time to time, the “Agreement”) dated as of March 31, 2016 with respect to certain premises commonly known as “Rosewood Retirement & Assisted Living” located in the City of Lafayette, Louisiana, more particularly described on Schedule 3.1(a) to the Agreement.
WHEREAS, in accordance with Section 12.1 of the Agreement, Buyer previously exercised its right to extend the originally scheduled expiration of the Study Period to obtain a Financing Commitment, and the Study Period currently expires on June 24, 2016 after giving effect to such extension.
WHEREAS, notwithstanding the actual execution date of this Amendment, Seller and Buyer agree that this Amendment shall be deemed effective as of June 24, 2016 and the Agreement shall be deemed for all purposes to never have been terminated and to have remained in effect continually since its Effective Date (as defined in the Agreement), and shall remain in full force and effect and binding on the parties.
WHEREAS, Seller and Buyer wish to ratify, reaffirm and amend the Agreement as provided below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Defined Terms. All capitalized terms used and not defined herein shall have the meanings given to them in the Agreement.
2.    Extension of the Study Period. The definition of “Study Period” (as defined in Section 12.1 of the Agreement) shall be amended in its entirety to mean “the period beginning on the Effective Date and ending at 11:59 PM PST on July 29, 2016” such that the Study Period shall expire at 11:59 PM PST on July 29, 2016. All references in the Agreement to the “expiration of the Study Period” shall be deemed to occur at 11:59 PM PST on July 29, 2016.
3.    Non-Refundable Portion of Deposit. Notwithstanding anything in the Agreement to the contrary, from and after the date hereof, $7,500 of the Deposit shall be deemed non-refundable to Buyer, except in the event of a Seller breach or default. Accordingly, in the event the sale of the Assets is not consummated for any reason other than a Seller breach or default, $7,500 of the Deposit shall be immediately and automatically paid over to Seller and the balance of the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either Party hereto; provided, however, that in the event of a Buyer breach or default following the expiration of the Study Period, the Deposit shall be paid to Seller to the

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extent required under the Agreement. For the avoidance of doubt, at Closing, the entire Deposit (including the $7,500 that is non-refundable) shall be applied against the Purchase Price.
4.    Except as expressly modified hereby, the Agreement is hereby ratified and shall remain in full force and effect, enforceable in accordance with its terms.”
5.    This Amendment may be executed in multiple counterparts, which taken together shall constitute one and the same instrument, and executed counterparts may be delivered via facsimile or e-mail, the parties agreeing to be bound by such delivery.
6.    In the event of any inconsistency between this Amendment and the Agreement, the terms of this Amendment shall govern.

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This Amendment has been executed as of the date and year first above written.

BUYER:

Seniors Investments II, LLC
a Delaware limited liability company

By:	/s/ Carl Mittendorff
Name:	Carl Mittendorff
Title:	Sole Member

SELLER:

Hannie Development, Inc.
a Louisiana business corporation

By:	/s/ Mo Hannie
Name:	Mo Hannie
Title:	President

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